NEWS BULLETIN RE: CLAIRE’S STORES, INC. 3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS JANUARY
COMPARABLE STORE SALES INCREASE THREE PERCENT

PEMBROKE PINES, FL., February 8, 2007. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the five weeks ended February 3, 2007 comparable store sales increased three percent compared to the five week period last year that ended on February 4, 2006 when comparable store sales rose by eight percent. Comparable store sales for the four weeks ended January 28, 2006 rose by 9%. Total sales during the five week period ended February 3, 2007 increased 39 percent to $114,066,000 compared with $81,856,000 for the four week period ending January 28, 2006, which comprised the “month” of January last year. January 2007 benefited from a 53rd week of selling, which contributed $22.8 million or 20 percent of January’s total sales.

Comparable store sales results for January 2007 compared to January 2006 were as follows:

•	Claire’s North America: positive low single digits

•	Claire’s International: positive mid single digits

•	Icing by Claire’s: positive mid single digits

Please note that our comparable store sales numbers are calculated in local currencies. Total sales numbers give effect to the impact of foreign exchange. January comparable store sales have been computed using the results of weeks 49-53 in Fiscal 2007 compared against weeks 49-52 in Fiscal 2006 and week 1 of Fiscal 2007.

Sales for the fourth fiscal quarter ended February 3, 2007 increased 14 percent to $472,180,000 from $414,743,000 during last year’s comparable fiscal quarter. Comparable store sales increased one percent following an increase of six percent during last year’s fourth fiscal quarter.

For Fiscal 2007 in its entirety, sales increased eight percent to $1,480,664,000 compared to sales of $1,369,752,000 for the comparable period last year. Comparable store sales increased one percent compared to an increase of six percent during Fiscal 2006.

Bonnie Schaefer and Marla Schaefer, Co-Chairmen and Co-CEO’s jointly stated that, “From a comparable store sales perspective, our business in January exhibited greater vitality than in either November or December of this year’s fourth fiscal quarter. We attribute a portion of this improvement to the impact of gift cards, which shifted into January some sales that in year’s past would have been recorded in December. We are also pleased by the very early response to our new spring line, which is full of color and gives our customers just the pick up they need in the post-holiday season.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2007	FY 2006	CHANGE	CHANGE
February	$90,939	$88,139	3%	4%
March	$116,666	$119,692	-3%	-3%
April	$104,251	$94,877	10%	9%
May	$102,562	$94,593	8%	4%
June	$132,514	$124,336	7%	2%
July	$114,049	$106,113	7%	2%
August	$116,774	$110,728	5%	1%
September	$125,508	$116,366	8%	1%
October	$105,221	$100,165	5%	-1%
November	$110,278	$101,433	9%	0%
December	$247,836	$231,454	7%	0%
January	$114,066	$81,856	39%	3%
Year-to-Date	$1,480,664	$1,369,752	8%	1%

Company Overview

Claire’s Stores, Inc. is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adult females through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of February 3, 2007, Claire’s Stores, Inc. operated approximately 3,000 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Portugal, Holland and Belgium. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., approximately 195 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses 115 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and eight stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions such as inflation and increased energy costs; general and political social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2006. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com